Exhibit 99.1

Aytu BioPharma Appoints Mark Oki as Chief Financial Officer

ENGLEWOOD, CO / January 4, 2022 / Aytu BioPharma, Inc. (Nasdaq: AYTU), a pharmaceutical company focused on commercializing novel therapeutics and consumer healthcare products, today announced that Mark Oki will join Aytu as the company’s chief financial officer effective January 17, 2022. Mr. Oki will serve as a member of Aytu’s executive committee and will report to Josh Disbrow, chief executive officer. Mr. Oki will provide leadership and oversight of the company’s financial operations and planning, accounting, information technology and select other functions.

“On behalf of the entire company, I am delighted to welcome Mark to Aytu and look forward to partnering with him as we build the company and advance our growth strategy,” said Josh Disbrow, chief executive officer of Aytu BioPharma. “We look forward to drawing from Mark’s deep financial experience and a well-aligned professional background across both commercial and development-stage companies. Mark will augment the skills of our executive team, and I’m looking forward to working together to continue our growth trajectory and pursuing the promise of our commercial portfolio as well as our development pipeline, including advancing AR101 for the treatment of vascular Ehlers-Danlos Syndrome.”

“I was drawn to Aytu following the company’s significant transformation over the last two years and the promise of both the current commercial portfolio and the exciting prospects of AR101 as a potential treatment for VEDS,” said Mark Oki. “With Aytu’s transactional history and clear vision for future growth, I look forward to leveraging my financial expertise to progress the company’s plans to grow revenue across the portfolio, improve operational efficiencies, and advance the pipeline, while playing an integral role in helping Aytu achieve its full potential as a leading pharmaceutical company.”

Mr. Oki has spent over twenty years in financial leadership positions in the biotechnology and pharmaceutical industries across numerous development- and commercial-stage companies. Most recently, he served as chief financial officer of Vivus LLC, (formerly Vivus, Inc.), a commercial-stage pharmaceutical company with a portfolio of therapeutics and a late-stage rare disease development asset. Until December 2020, Vivus was a Nasdaq-listed specialty pharmaceutical company that received approval for and launched multiple specialty products, out-licensed a key therapeutic following its FDA approval, and built a pipeline by acquiring a late-stage rare disease asset. At Vivus he was responsible for leading all finance, accounting, risk management, capital allocation and investment management, investor relations, human resources and information technology activities. Prior to Vivus, Mr. Oki held several positions at Alexza Pharmaceuticals, Inc., a publicly listed specialty pharmaceutical company, including as senior vice president, finance and chief financial officer. Before Alexza, Mr. Oki held roles of increasing responsibility at life science companies, Pharmacyclics, Inc. and Incyte Genomics, Inc. (now Incyte Corporation). Over the course of his career Mr. Oki has led or assisted in raising in excess of $600 million in capital across a range of licensing, debt and equity transactions. Mr. Oki began his career in public accounting at Deloitte & Touche, LLP (now Deloitte). He received his degree in Business Administration - Accounting and graduated with honors from San Jose State University. Mr. Oki is a Certified Professional Accountant (inactive).

Inducement Grant

Upon Mr. Oki’s official start date on January 17, 2022, the company will grant him 100,000 shares of Aytu’s common stock pursuant to the inducement grant exception under Nasdaq Rule 5635(c)(4), as an inducement that is material to his entering into employment with Aytu BioPharma. The shares will vest over three years, subject to his continued service with Aytu.

About Aytu BioPharma, Inc.

Aytu BioPharma is a specialty pharmaceutical company with a growing commercial portfolio of prescription therapeutics and consumer health products. The company's primary prescription products treat attention deficit hyperactivity disorder (ADHD) and other common pediatric conditions. Aytu markets ADHD products Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING). The company also markets ZolpiMist®, a short-term treatment for insomnia characterized by difficulties with sleep initiation (see Full Prescribing Information, including Boxed WARNING). The company's other pediatric products include Karbinal® ER (carbinoxamine maleate), an extended-release carbinoxamine (antihistamine) suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines containing combinations of fluoride and vitamins in various formulations for infants and children with fluoride deficiency. The company's evolution has been driven by strategic in-licensing, acquisition-based transactions and organic product growth. Aytu is building a complimentary therapeutic development pipeline including a prospective treatment (AR101/enzastaurin) for vascular Ehlers-Danlos Syndrome (VEDS), a rare genetic disease resulting in high morbidity and a significantly shortened lifespan. AR101/enzastaurin has received Orphan Drug designation from the FDA. There are no currently approved treatments for VEDS. To learn more, please visit aytubio.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as ''may,'' ''will,'' ''should,'' ''forecast,'' ''could,'' ''expect,'' ''suggest,'' ''believe,'' ''estimate,'' ''continue,'' ''anticipate,'' ''intend,'' ''plan,'' or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements, including but not limited to any statements regarding the financial results and statements presented in this press release and during the business update call following its release. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the ability to attract and retain key management team members, the future growth potential of our commercial portfolio, the anticipated start dates, durations and completion dates and the potential future results of ongoing and future AR101 clinical trials, the effectiveness of AR101 in treating VEDS and the anticipated future regulatory submissions and events related to AR101. We also refer you to (i) the risks described in ''Risk Factors'' in Part I, Item 1A of Aytu's Annual Report on Form 10-K and in the other reports and documents it files with the Securities and Exchange Commission and (ii) the Risk Factors set forth in Aytu's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC.

Contact for Investors:

Sarah McCabe
Stern Investor Relations, Inc.
sarah.mccabe@sternir.com